Exhibit 2.1
AGREEMENT OF SALE AND PURCHASE
by and between
HEALTHCARE REALTY TRUST INCORPORATED,
a Maryland Corporation, and certain of its Affiliates, as sellers,
and
NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation, as purchaser
Dated as of April 25, 2007

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND INTERPRETATION	1
	1.1 Definitions	1
	1.2 Interpretation	8

ARTICLE II	PURCHASE AND SALE	9
	2.1 Purchase and Sale	9
	2.2 Assumption of Liabilities	9
	2.3 Purchase Price	9
	2.4 Deliveries at Closings	10
	2.5 Seller Guaranty	13
	2.6 Further Assurances	13
	2.7 Delivery of Possession	13
	2.8 Right to Convey Affiliates	13

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	13
	3.1 Organization, Qualifications and Corporate Power	13
	3.2 Authorization	14
	3.3 Non-Contravention	14
	3.4 Validity	14
	3.5 Assets	14
	3.6 Tenant Leases and Mortgage Loan Documents	14
	3.7 Sellers’ Representatives	15
	3.8 Real Property	15
	3.9 Property Taxes	16
	3.10 Financial and Other Information	16

ARTICLE IV	COVENANTS OF SELLERS	16
	4.1 Performance	16
	4.2 Transfer of Permits	17
	4.3 Reporting Requirements	17
	4.4 Cooperation	17

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17
	5.1 Organization, Corporate Power and Authorization	17
	5.2 Authorization	17
	5.3 Non-Contravention	18
	5.4 Validity	18
	5.5 Litigation	18
	5.6 AS IS, WHERE IS	18

ARTICLE VI	COVENANTS OF PURCHASER	19
	6.1 Purchaser Performance	19
	6.2 Confidentiality	19
	6.3 Transfer Application and Other Filings and Notices	20

ARTICLE VII	CONDITIONS PRECEDENT	20
	7.1 Title Examination	20
	7.2 Purchaser’s Conditions	20
	7.3 Sellers’ Conditions	21
	7.4 South Carolina Facilities	21

ARTICLE VIII	INDEMNIFICATION	22
	8.1 Purchaser’s Claims	22
	8.2 Sellers’ Claims	23
	8.3 Defense of Third Party Claims	25
	8.4 Survival of Representations and Warranties	26

ARTICLE IX	TERMINATION	26
	9.1 Termination	26

ARTICLE X	CASUALTY AND CONDEMNATION	27
	10.1 Casualty Before Applicable Closing	27
	10.2 Condemnation Before Applicable Closing	28

ARTICLE XI	MISCELLANEOUS	29
	11.1 Expenses	29
	11.2 Contents of Agreement; Parties in Interest; etc.	29
	11.3 Assignment and Binding Effect	29
	11.4 Notices	30
	11.5 Applicable Law	31
	11.6 Schedules and Exhibits	31
	11.7 Severability	31
	11.8 Public Announcements	31
	11.9 Construction	31
	11.10 Time	31
	11.11 Days for Performance	31
	11.12 Delivery of Due Diligence Materials	31
	11.13 Counterparts	32
	11.14 No Recording	32
	11.15 Attorneys’ Fees	32
	11.16 Waiver of Jury Trial	32
	11.17 Florida Radon Gas Notification	32
	11.18 Exchange Cooperation	32

(ii)

AGREEMENT OF SALE AND PURCHASE
     THIS AGREEMENT OF SALE AND PURCHASE (the “Agreement”) is dated as of April 25, 2007, to be effective as of the Effective Date, and is made and entered into by and between HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation, and certain of its Affiliates that have executed this Agreement on the signature pages hereto, as sellers (individually, a “Seller” and collectively, the “Sellers”), and NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation, as purchaser (the “Purchaser”). Each Seller and Purchaser are sometimes individually referred to as a “Party” and collectively referred to as the “Parties”.
     WHEREAS, Sellers are the owners of the Facilities and the Mortgage Loans as provided herein; and
     WHEREAS, Sellers desire to sell and Purchaser desires to purchase the Facilities and Mortgage Loans;
     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Definitions. As used herein, the following defined terms shall have the meanings set forth below:
     “Action” shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation, contest or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.
     “Affiliate” shall mean any Person that directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.
     “Applicable Closing” shall mean the Closing at which a particular Asset is sold and transferred to Purchaser pursuant to this Agreement.
     “Applicable Closing Date” shall mean the Closing Date on which a particular Asset is sold and transferred to Purchaser pursuant to this Agreement.
     “Appurtenant Rights” shall mean all rights, privileges and easements appurtenant to the Land that permissibly pass by operation of law with the conveyance by the applicable Seller of the fee simple estate in the Land.

     “Asset” shall mean each of the Facilities and the Mortgage Loans and the leasehold interest evidenced by the Greensville Lease.
     “Assumed Liabilities” shall mean the following:
     (a) all obligations of Sellers that accrue under each Tenant Lease on and after the effective time of the Lease Assignment relating to such Tenant Lease;
     (b) all Property Taxes and all other obligations with respect to a Facility that accrue on or prior to the Applicable Closing Date for such Facility but which are not due for payment until after such Applicable Closing Date;
     (c) all Property Taxes and all other obligations with respect to a Facility that accrue on and after the Applicable Closing Date for such Facility;
     (d) all obligations of Sellers under the Mortgage Loan Documents relating to a particular Mortgage Loan that accrue on or after the effective time of the Mortgage Assignment relating to such Mortgage Loan;
     (e) all obligations of Sellers that accrue under the Greensville Lease on and after the effective time of the Greensville Assignment; and
     (f) all obligations of Sellers under each of the HUD Mortgage that accrue on or after the effective date of the Mortgage Assumption Agreement relating thereto.
     “BayView Facility” shall mean the BayView Nursing Center located in Beaufort, South Carolina, as identified on Exhibit D hereto.
     “Bill of Sale” shall mean a bill of sale substantially in the form of Exhibit A hereto by which the applicable Seller for a Facility conveys to Purchaser such Seller’s right, title and interest, if any, in and to the Personal Property located at such Facility.
     “Business Day” shall mean any calendar day other than a Saturday, a Sunday or a day on which national banks are not required or authorized by law to remain closed.
     “Claim” shall mean any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including any claim for damage to property or injury to or death of any person or persons.
     “Closing” shall mean one of the First Closing, the Second Closing or the Interim Closing.
     “Closing Date” shall mean one of First Closing Date, the Second Closing Date or the Interim Closing Date.
     “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
     “Confidentiality Agreement” shall have the meaning set forth in Section 6.2 hereof.

     “Consent” shall mean any consent or approval of others that is required to be obtained to effect the valid transfer and assignment to Purchaser of the landlord’s interest under any of the Tenant Leases or the tenant’s interest under the Greensville Lease without resulting in any default thereunder.
     “Conway Facility” shall mean the Conway Nursing Center, located in Conway, South Carolina, as identified on Exhibit D hereto.
     “Deed” shall mean each of the special warranty deeds substantially in the form of Exhibit B hereto by which the applicable Seller conveys the Land, the Improvements and Appurtenant Rights comprising or relating to a Facility to Purchaser.
     “Disclosure Memorandum” shall mean the Schedules hereto delivered by Sellers and dated as of the date of this Agreement, as supplemented by new or amended Schedules delivered by Sellers prior to (but not later than two (2) Business Days prior to) the Applicable Closing Date for the Assets to which such amended Schedules relate.
     “Earnest Money” shall have the meaning set forth in Section 2.1 hereof.
     “Effective Date” shall mean the latest of the dates of the execution of this Agreement by a Seller and Purchaser as evidenced by the dates appearing under their respective signatures hereto.
     “Encumbered Property” shall mean each senior living or skilled nursing facility that is encumbered by a mortgage or deed of trust lien securing a Mortgage Loan.
     “Engineering Documents” shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies, if any, that relate to the Facilities and are currently in the possession of a Seller.
     “Epic Assets” shall mean, collectively, the Assets identified on Schedule 2.3-4 hereto.
     “Epic Lease Amendment” shall mean, collectively, the Second Amended and Restated Lease Agreement, by and between HRAVLP and Emporia Manor, LLC, and the Amended and Restated Lease Agreement, by and between HRAVLP and South Boston Manor, LLC, in the forms attached as Exhibit M hereto with such modifications or revisions that are reasonably acceptable to Purchaser.
     “Escrow Agreement” shall mean an escrow agreement substantially in the form of Exhibit C hereto by and among Sellers, Purchaser and Title Company with respect to the terms of the escrow of the Earnest Money.
     “Escrow Holder” shall mean Title Company in its capacity as escrow holder under the Escrow Agreement.
     “Environmental Laws” shall mean all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, conventions and decrees relating to the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport or handling of Hazardous Material, and any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, licenses, injunctions, certificates of authorization and other operating authorizations entered, promulgated or approved thereunder.
     “Facilities” shall mean the Land, the Improvements and the Appurtenant Interests associated therewith comprising the senior living or skilled nursing facilities identified on Exhibit D hereto.
     “First Closing” shall mean the sale and transfer of a portion of the Assets that occurs pursuant to this Agreement on the First Closing Date.
     “First Closing Date” shall mean April 26, 2007.
     “Forum” shall mean any federal, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system or arbitration panel.
     “General Assignment” shall mean one of the assignments between Purchaser and the applicable Seller, substantially in the form of Exhibit E hereto, pursuant to which the right, title and interest of such Seller in and to the Permits and Warranties relating to a Facility are assigned to, and obligations thereunder are assumed by, Purchaser.
     “Government” shall mean any federal, state, local or municipal government or any department, commission, board, bureau, agency, instrumentality, unit or taxing authority thereof.
     “Governmental Requirements” shall mean any notices, filings or pre-approvals required by a Government in connection with the transfer of ownership of any of the Facilities.
     “Greensville Assignment” shall mean an assignment and assumption of lease agreement, substantially in the form of Exhibit F hereto, pursuant to which the right, title and interest in and to the Greensville Lease of HRAVLP are assigned to, and the obligations of HRAVLP thereunder are assumed by, Purchaser.
     “Greensville Lease” shall mean the Lease Agreement, dated as of December 30, 2004, by and between Greensville Memorial Foundation and HRAVLP, as amended by the First Amendment to Lease Agreement, dated as of April 19, 2007, by and between HRAVLP and Greensville Memorial Foundation, and as otherwise amended or modified.
     “Greensville Premises” shall mean the premises leased by HRAVLP pursuant to the Greensville Lease.

     “Hazardous Material” shall mean “petroleum products”, “hazardous substance” and “hazardous waste” as such terms are defined in Section 3.2 of the ASTM E 1527-05 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.
     “HR” shall mean Healthcare Realty Trust Incorporated, a Maryland corporation.
     “HRAVLP” shall mean HR Acquisition of Virginia Limited Partnership, an Alabama limited partnership.
     “HUD” shall mean the U.S. Department of Housing and Urban Development.
     “HUD Mortgage” shall mean the currently outstanding mortgage indebtedness, in the approximate amount of Five Million Sixty-Two Thousand Two Hundred Eighteen and 49/100 Dollars ($5,062,218.49) (as of April 1, 2007), which mortgage indebtedness is secured by mortgage or deed of trust liens against the BayView Facility in favor of PFC Corporation and which mortgage indebtedness is insured by HUD pursuant to the National Housing Act.
     “Improvements” shall mean all buildings, improvements, structures and fixtures to the extent now, or on the Applicable Closing Date for a Facility, owned by Sellers and comprising the Facilities, including landscaping, parking lot improvements and structures, drainage facilities and all above ground and underground utility structures and other so-called infrastructure improvements comprising a part thereof to the extent any of the same may be owned by Sellers.
     “Interim Closing” shall mean the sale and transfer of the Epic Assets that occurs pursuant to this Agreement on the Interim Closing Date.
     “Interim Closing Date” shall mean the date that is three (3) Business Days after (i) the full execution of the Epic Lease Amendment and (ii) Purchaser’s receipt of confirmation, reasonably acceptable to Purchaser, that the full execution of the Epic Lease Amendment will resolve pending issues with the appropriate agency or department of the Commonwealth of Virginia with respect to reimbursement payments from such agency or department relating to the Facilities that are subject to the Epic Lease Amendment; provided, however, that in no event shall the Interim Closing Date occur after than the Termination Date.
     “Land” shall mean the real property owned in fee simple by Sellers upon which the Facilities are located.
     “Laws” shall mean all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including those relating to the environment, health and safety, disabled or handicapped persons, and as applicable, to the licensing of a Facility.
     “Lease Assignment” shall mean an assignment and assumption agreement of lease, substantially in the form of Exhibit G hereto, pursuant to which the applicable Seller’s right, title and interest in and to a Tenant Lease are assigned to, and Seller’s obligations thereunder are assumed by, Purchaser.

     “Material Adverse Effect” shall mean either (a) with respect to a particular Asset for which the Applicable Closing Date has not yet occurred, a change in the condition of such Asset (other than as described in Sections 10.1 or 10.2 hereof) that causes a diminution in the value thereof of more than Five Hundred Seventy-Five Thousand and No/100 Dollars ($575,000.00), or (b) the inability of Sellers to perform their obligations under this Agreement with respect to a Closing that has not yet occurred.
     “Mortgage Assignment” shall mean an assignment and assumption agreement, substantially in the form of Exhibit H hereto, pursuant to which the applicable Seller’s right, title and interest in and to a Mortgage Loan and the Mortgage Loan Documents relating thereto are assigned to, and such Seller’s obligations thereunder are assumed by, Purchaser.
     “Mortgage Assumption Agreement” shall mean an assumption agreement, in a form reasonably acceptable to HUD, Purchaser and the applicable Seller of the BayView Facility, by which Purchaser agrees to assume all obligations of such Seller under the HUD Mortgage.
     “Mortgage Loan Documents” shall mean the promissory notes, mortgages, deeds of trust, loan agreements, participation agreements and other documents evidencing or securing the Mortgage Loans.
     “Mortgage Loans” shall mean the mortgage loans and mortgage loan participation interests evidenced by the Mortgage Loan Documents as listed on Exhibit I hereto .
     “Orders” shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements and awards of or by any Forum or entered by consent of the party to be bound.
     “Owner’s Title Policies” shall have the meaning set forth in Section 7.1(a) hereof.
     “Permits and Warranties” shall mean the following, to the extent that they relate exclusively to the Facilities and are assignable by the applicable Seller without the consent or approval of any other Person: (i) certificates of occupancy and permits or approvals of any nature from any Government; and (ii) guarantees, warranties and indemnities, if any, pertaining to the ownership of the Land or the Improvements.
     “Permitted Exceptions” shall mean (a) all liens for Property Taxes that are not yet due and payable; (b) such easements, restrictions, covenants and other such encumbrances that are shown as exceptions on pro forma versions of the Owner’s Title Policies provided to Sellers and Purchaser by Title Company and approved by Purchaser prior to the Applicable Closing for the Facilities described therein; (c) any state of facts that would be disclosed by an accurate survey of the Facilities; (d) all applicable building and zoning ordinances, Laws, regulations and restrictions of any Government; (e) such easements, restrictions, covenants and other encumbrances that become matters of public record after the Effective Date and before the Applicable Closing for the Asset to which such matters relate, in each such case, to the extent that such matters are waived or accepted, or deemed to be waived or accepted, by Purchaser; (f) the HUD Mortgage; (g) the Tenant Leases; (h) rights of first refusal or other prior rights to purchase with respect to the Assets as set forth in the Tenant Leases to the extent the holders thereof have failed to exercise or waived their rights thereunder as to the transactions contemplated by this Agreement; (i) the terms and conditions of the

Mortgage Loan Documents; (j) the exceptions set forth on any mortgagee title insurance policy that insures a mortgage or deed of trust lien securing any of the Mortgage Loans; and (k) the rights of residents of the Facilities and the Encumbered Properties.
     “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a Government and any other legal entity.
     “Personal Property” shall mean all tangible personal property of any kind located on or in the Facilities and owned by Sellers, including, without limitation, equipment, appliances, machinery, furniture, furnishings, signage and fixtures.
     “Preliminary Approval” shall mean the written preliminary approval of the Transfer Application by HUD, subject to the conditions specified therein by HUD.
     “Property Taxes” shall mean all ad valorem, real property and personal property taxes, all general and special private and public assessments, all other property taxes, and all similar obligations relating to the Assets.
     “Purchase Price” shall mean the amount of Two Hundred One Million Four Hundred Fifty-One Thousand Four Hundred Sixteen and No/100 Dollars ($201,451,416.00).
     “Purchaser’s Designees” shall mean Purchaser’s agents, employees, contractors, representatives and other designees.
     “Rent” shall mean all rental payments due under the Tenant Leases.
     “Schedules” shall mean the numbered schedules of the Disclosure Memorandum.
     “Second Closing” shall mean the sale and transfer of a portion of the Assets that occurs pursuant to this Agreement on the Second Closing Date.
     “Second Closing Date” shall mean May 31, 2007, provided, however, that, in the event the Preliminary Approval has not been obtained prior to the Second Closing Date as previously established by the applicable Sellers and Purchaser, then Purchaser or such applicable Sellers shall have the right to extend the Second Closing Date to a date not later than the Termination Date without the consent or approval of the other Party or Parties.
     “Seller Guaranty” shall mean the guaranty agreement to be executed and delivered by HR in favor of Purchaser at the First Closing, in the form of Exhibit J hereto.
     “Sellers’ Knowledge” (or words of like effect) when used to qualify a representation, warranty or other statement contained herein shall mean the actual knowledge of any of Sellers’ Representatives, but without any obligation or duty placed upon such persons or Sellers to make any independent investigation or inquiry with respect thereto.
     “Sellers’ Representatives” shall mean each of John M. Bryant, Jr., James C. (Kris) Douglas and Robert E. Hull.

     “Solid Waste” shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant or air pollution control facility and other discarded material, including solid, liquid, semi-solid or contained gaseous material resulting from industrial, commercial, mining and agricultural operations and community activities.
     “Standard Exceptions” shall mean the preprinted title exceptions appearing on the Title Commitments for (a) matters that would be disclosed by a survey, (b) easements or claims of easements not shown by the public records, (c) any unfiled mechanic’s or materialmen’s lien, and (d) rights or claims of parties in possession not shown by the public records.
     “South Carolina Facilities” shall mean the BayView Nursing Center located in Beaufort, South Carolina and the Conway Nursing Center, located in Conway, South Carolina, as identified on Exhibit D hereto.
     “Surveys” shall mean, collectively, ACSM/ALTA as-built surveys of the Land certified, on the final signed and sealed versions thereof, to Purchaser, the applicable Sellers and Title Company.
     “Tenant” shall mean each party named as the tenant or lessee under any Tenant Lease.
     “Tenant Lease” shall mean each of the leases, license agreements and, as and if applicable, other occupancy agreements for the rental of a Facility listed on Exhibit K hereto, as amended, modified or extended through the Effective Date, together with any additional lease, license agreement or other occupancy agreement executed after the Effective Date in accordance with Section 4.1 hereof, together with all renewals, modifications, addenda, guarantees and other security documents relating to any and all such leases, license agreements or other occupancy agreements.
     “Termination Date” shall mean July 15, 2007.
     “Title Commitments” shall have the meaning set forth in Section 7.1(a) hereof.
     “Title Company” shall mean Fidelity National Title Insurance Company.
     “Transfer Application” shall mean the Application for Transfer of Physical Assets, HUD form 92266, to be prepared by Purchaser and filed with HUD, along with related documentation, in connection with the required approval by HUD of the assignment of the HUD Mortgage by the applicable Seller and the assumption thereof by Purchaser.
     “Waivers” shall mean all irrevocable waivers or other evidence in a form acceptable to Sellers evidencing that the holders of rights of first refusal or other prior rights to purchase any of the Facilities have declined to exercise such rights so that Sellers may sell and transfer such Facilities without violating such rights of first refusal or other prior rights to purchase.
     1.2 Interpretation. In this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to statutes, regulations or ordinances are to be construed as including all provisions consolidating, amending or replacing the referenced statute, regulation or ordinance; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments to or changes in such agreements or instruments entered into in accordance with their respective terms; references to Persons include their permitted successors and assigns; use of the term “include” or “including” shall mean to include or including without limitation; and references to a “Section” or “Article” shall mean a section or article of this Agreement unless otherwise expressly stated.
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Sellers, at the Applicable Closing for an Asset, shall sell and transfer and assign to Purchaser all right, title and interest of Sellers in and to such Asset free and clear of any mortgage, security interest, lien, charge, claim or other encumbrance of any nature except the Permitted Exceptions, and Purchaser shall purchase such Assets for the portion of the Purchase Price allocable to such Assets as set forth in Section 2.3 hereof. On or before the earlier of (i) the First Closing Date or (ii) the date that is not later than two (2) Business Days after the Effective Date, Purchaser shall deposit with Escrow Holder the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) as an earnest money deposit (the “Earnest Money”), and Escrow Holder shall hold the Earnest Money pursuant to the Escrow Agreement. Purchaser shall be entitled to apply Three Hundred Thousand and No/100 Dollars ($300,000.00) of the Earnest Money to the payment of the portion of the Purchase Price due from Purchaser at the First Closing and the remainder of the Earnest Money to the payment of the portion of the Purchase Price due from Purchaser at the Second Closing. The Earnest Money is refundable only in the event that this Agreement is terminated pursuant to Sections 9.1(a)(i), 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(vii) hereof.
     2.2 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.6 hereof, Purchaser, as of the Applicable Closing Date for an Asset, shall assume all of the Assumed Liabilities relating to such Asset. Except for the Assumed Liabilities, Purchaser does not assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities or commitments of Sellers, whether known or unknown, absolute or contingent, or due or to become due, all of which shall remain the obligations of Sellers.
     2.3 Purchase Price.
     (a) The Purchase Price shall be allocated to the Assets as set forth in Schedule 2.3-1 hereto, subject to adjustment as set forth in this Section 2.3. Property Taxes, water/sewer charges, gas, electric, telephone and other utilities, and other operating expenses relating to the Facilities are the responsibility of the Tenants under the Tenant Leases and shall not be prorated. Rents payable under the Tenant Leases, rent payable under the Greensville Lease, and payments due under the Mortgage Loans shall be prorated as of the Applicable Closing Date therefor; provided, however, that (i) Rents and payments due under the Mortgage Loans that are, as of the Applicable Closing Date, in arrears by not more than one (1) month shall be purchased by Purchaser and credited to the applicable Seller, (ii) Sellers shall retain sole and exclusive ownership of any other delinquent Rents and payments due under the Mortgage Loans and all right, title, power and authority to enforce payment thereof after the Applicable Closing, and (iii) Purchaser shall, at the applicable Seller’s reasonable cost and expense, assist such Seller by all reasonable means (without any obligation to incur any costs or to file or become a party to any litigation) in such Seller’s collection of such delinquent Rents and payments due under the Mortgage Loans. If, after the Applicable Closing for an Asset, Purchaser, or its designee, shall receive any delinquent Rents or payments under the Mortgage Loans, such Rents or payments shall be applied first to the most recently accrued obligations. In the event that the balance of any such Rents or payments are to be applied to any Rents or payments to which a Seller retained ownership and did not receive a proration credit at the Applicable Closing, Purchaser covenants and agrees, on its behalf and on behalf of its designee, to immediately remit such amounts to the applicable Seller. Sellers shall retain all security deposits and other similar deposits relating to the Tenant Leases, and Purchaser shall receive a credit for such deposits at the Applicable Closing.
     (b) In addition to any adjustments to the Purchase Price pursuant to Section 2.3(a) hereof, the Purchase Price shall be subject to further adjustment as set forth below:
          (i) the Purchase Price shall be adjusted to reflect any expense paid by one Party that the other Party has agreed to pay or share pursuant to Section 11.1 hereof or otherwise pursuant to this Agreement; and
          (ii) for any Facility that is not purchased by Purchaser pursuant to Sections 10.1 or 10.2 hereof, the Purchase Price shall be decreased by an amount determined in accordance with Sections 10.1 or 10.2 hereof, as the case may be.
     (c) After taking into account any adjustments to the Purchase Price as set forth above, the Purchase Price shall be paid by Purchaser by wire transfer of immediately available funds to an account designated by Sellers as follows: (i) on the First Closing Date, the portion of the Purchase Price allocated as set forth in Schedule 2.3-1 hereto to the Assets identified in Schedule 2.3-2 hereto; (ii) on the Second Closing Date, the portion of the Purchase Price allocated as set forth in Schedule 2.3-1 hereto to the Assets identified in Schedule 2.3-3 hereto; and (iii) on the Interim Closing Date, the portion of the Purchase Price allocated as set forth in Schedule 2.3-1 hereto to the Assets identified in Schedule 2.3-4 hereto. As soon as possible after each Closing Date (but not later than thirty (30) days after such Closing Date), the Parties shall reconcile the actual amount of any prorations that were estimated as of such Closing Date. To the extent that a Party subsequently verifies that the actual amounts differ from the amounts estimated and so prorated, the Parties agree to remit the correct amount of such items to the appropriate Party as and when they are determined. The terms of this Section 2.3 shall survive the Closings.
     2.4 Deliveries at Closings.
     (a) At each Closing, Sellers shall deliver to Purchaser, subject to the terms of Section 2.8 hereof, the following:
          (i) A certificate, duly executed by Sellers, dated the Applicable Closing Date, certifying in such detail as Purchaser may reasonably request that, subject to the matters disclosed in the Disclosure Memorandum, as it may have been supplemented by Sellers from time to time, all representations and warranties of Sellers in this Agreement are true in all material respects as of such Applicable Closing Date with respect to the Assets that are sold and transferred on such Applicable Closing Date;
          (ii) A certificate of an authorized representative of each Seller, dated as of the Applicable Closing Date, certifying, in such detail as Purchaser may reasonably request, that attached thereto is a true and complete copy of resolutions adopted by, or other authority documentation applicable to, such Seller authorizing the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by such Seller pursuant hereto, and that all such resolutions or authority documentation are still in full force and effect and have not been amended or modified;
          (iii) A separate General Assignment, duly executed by the applicable Seller, for each Facility that is sold and transferred by such Seller to Purchaser on such Applicable Closing Date by which such Seller assigns to Purchaser the Permits and Warranties relating to such Facility;
          (iv) Any required Consents relating to the Greensville Lease and the Tenant Leases that are transferred and assigned on such Applicable Closing Date;
          (v) A separate Lease Assignment, duly executed by the applicable Seller, assigning to Purchaser each Tenant Lease that is transferred and assigned by such Seller on such Applicable Closing Date;
          (vi) A separate Bill of Sale, duly executed by the applicable Seller, for each Facility conveyed by such Seller to Purchaser on such Applicable Closing Date;
          (vii) The Deeds, duly executed by the applicable Sellers, relating to the Facilities that are sold and transferred on such Applicable Closing Date;
          (viii) A cross-receipt duly executed by the applicable Sellers acknowledging Purchaser’s deliveries on such Applicable Closing Date;
          (ix) A separate Mortgage Assignment, duly executed by the applicable Seller, assigning to Purchaser each Mortgage Loan that is sold and transferred by such Seller on such Applicable Closing Date;
          (x) A closing statement executed by the applicable Sellers itemizing the Purchase Price and all adjustments thereto as provided herein;
          (xi) A letter to each Tenant under a Tenant Lease transferred and assigned on such Applicable Closing Date by which the applicable Seller advises such Tenant of such transfer and assignment;
          (xii) The Greensville Assignment, duly executed by HRAVLP (but only on the Interim Closing Date);

          (xiii) One or more owner’s title affidavits substantially in the form of Exhibit L hereto duly executed by each applicable Seller relating to the Land and Improvements that are sold and transferred on such Applicable Closing Date and owned by such Seller; and
          (xiv) Such other documents and instruments as may reasonably be requested by Purchaser, Title Company or Escrow Holder to consummate the transactions described herein.
     (b) At each Closing, Purchaser shall deliver to Sellers the following:
          (i) A certificate, duly executed by Purchaser, dated as of such Applicable Closing Date, certifying, in such detail as Sellers may reasonably request, that all representations and warranties of Purchaser in this Agreement are true in all material respects as of such Applicable Closing Date;
          (ii) A certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Applicable Closing Date, certifying, in such detail as Sellers may reasonably request, that attached thereto is a true and complete copy of resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by Purchaser pursuant hereto, and that all such resolutions are still in full force and effect and have not been amended or modified;
          (iii) The funds constituting the portion of the Purchase Price allocable to the Assets that are sold and transferred on such Applicable Closing Date, as required under Section 2.3 hereof;
          (iv) A separate General Assignment, duly executed by Purchaser, for each Facility that is sold and transferred to Purchaser on such Applicable Closing Date by which Purchaser assumes the payment and performance of the obligations of the applicable Seller under the Permits and Warranties assigned to Purchaser thereby;
          (v) A separate Lease Assignment, duly executed by Purchaser, by which Purchaser assumes the payment and performance of the obligations of the applicable Seller under each Tenant Lease assigned to Purchaser thereby and relating to a Facility that is sold and transferred by such Seller on such Applicable Closing Date;
          (vi) A separate Mortgage Assumption Agreement, duly executed by Purchaser, by which Purchaser assumes the payment and performance of the obligations of the applicable Seller under each HUD Mortgage encumbering a Facility that is sold and transferred by such Seller on such Applicable Closing Date;
          (vii) A closing statement executed by Purchaser itemizing the Purchase Price and all adjustments thereto as provided herein;
          (viii) The Greensville Assignment, duly executed by Purchaser (but only on the Interim Closing Date);

          (ix) Such other documents and instruments as may reasonably be requested by Sellers, Title Company or Escrow Holder to consummate the transactions described herein; and
          (x) A cross-receipt duly executed by Purchaser acknowledging Sellers’ deliveries on such Applicable Closing Date.
     2.5 Seller Guaranty. At the First Closing, HR shall execute and deliver the Seller Guaranty.
     2.6 Further Assurances. From time to time after a Closing, Sellers shall, upon Purchaser’s reasonable request and at Purchaser’s sole expense, execute, acknowledge and deliver to Purchaser such other instruments of transfer and conveyance and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. Each Party shall cooperate with the other and shall execute and deliver to another Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by another Party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
     2.7 Delivery of Possession. Possession of an Asset sold, transferred and assigned on a Closing Date shall be delivered to Purchaser effective as of 12:01 a.m. (local time for a Facility and the Greensville Premises and Central Time for a Mortgage Loan) on such Closing Date.
     2.8 Right to Convey Affiliates. Notwithstanding any terms or provisions of this Agreement to the contrary, the applicable Sellers shall have the right to fulfill their obligations to sell and transfer some or all of the Facilities hereunder, and to transfer and assign the Tenant Leases relating thereto, by selling and transferring the Facilities owned by such Sellers and by transferring and assigning the Tenant Leases relating thereto to one or more Affiliates of such Sellers and subsequently selling and transferring to Purchaser, at the Applicable Closing for such Facilities, all of the equity ownership interests of such Affiliates that own the fee simple title to such Facilities.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Subject to the limitations and exceptions set forth in the Disclosure Memorandum dated as of the date of this Agreement, as supplemented or amended from time to time by Sellers prior to the Closing Dates, regardless of whether any Schedule constituting a part of the Disclosure Memorandum is referenced in any specific provision below, Sellers hereby represent and warrant to Purchaser as of the Effective Date hereof as follows:
     3.1 Organization, Qualifications and Corporate Power. Each Seller is duly formed, incorporated or organized, as the case may be, and validly existing under the laws of its state of formation, incorporation or organization, as the case may be, and is qualified or authorized to conduct business in each state where the failure to be so qualified or authorized could reasonably be expected to result in a Material Adverse Effect. Sellers have the power and authority to execute, deliver and perform the Escrow Agreement, this Agreement and the other agreements, documents and certificates contemplated to be delivered by them pursuant to this Agreement.
     3.2 Authorization. The execution, delivery and performance by Sellers of this Agreement and the instruments contemplated to be delivered by Sellers pursuant to this Agreement at each Closing have been duly authorized by necessary corporate, partnership or limited liability company action, as applicable.
     3.3 Non-Contravention. Subject to obtaining the Consents and the Waivers, the execution, delivery and performance of this Agreement shall not violate or result in a breach of a Seller’s articles of incorporation, bylaws, partnership agreement, articles of formation or operating agreement, as applicable, or result in a breach of any agreement or other instrument to which a Seller is a party (including any Tenant Lease or Mortgage Loan Document) or, to Sellers’ Knowledge, violate any Laws applicable to Sellers, and, to Sellers’ Knowledge, shall not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets. Except with respect to the Tenant Leases and the Greensville Lease, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not require, to Sellers’ Knowledge, any filing with, notice to or consent, waiver or approval of, any third party, including any Forum. As of the applicable Closing Date, all Consents and Waivers necessary for the transfer of the Facilities then being conveyed by Sellers to Purchaser shall have been obtained and shall be in full force and effect.
     3.4 Validity. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors’ rights. The Escrow Agreement and each Deed, Bill of Sale, General Assignment, Lease Assignment, Mortgage Assignment, Mortgage Assumption Agreement and other agreement, document and certificate to be executed and delivered by Sellers hereunder shall, when so executed and delivered in accordance with this Agreement by the applicable Sellers, constitute the legal, valid and binding obligation of such Sellers enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors’ rights.
     3.5 Assets. The applicable Sellers have good and valid title to the Assets. At the Applicable Closing for an Asset, each Asset shall be free and clear of any and all mortgages, pledges, security interests, liens, charges and conditional sales agreements granted by Sellers, except for rights of first refusal to purchase or other prior rights to purchase set forth in the Tenant Leases applicable to such Assets.
     3.6 Tenant Leases and Mortgage Loan Documents.
     (a) Exhibit K hereto contains a true, complete and correct list of all of the Tenant Leases and, except for the documents described on Exhibit K hereto, there are, as of the date hereof, no other documents and instruments governing the leasing of the Facilities to the Tenants. Each Tenant Lease is a valid agreement in full force and effect on the date hereof, and except as set forth in Schedule 3.6(a) hereto, there is no present default on the part of the applicable Seller or any other party thereto and, to Sellers’ Knowledge and except as set forth in Schedule 3.6(a) hereto, no present condition or state of facts which, with the giving of notice or the passage of time, or both, would constitute a default by either such Seller or any other party to such Tenant Lease. As of the Applicable Closing Date for a Facility that is subject to a Tenant Lease, the applicable Seller shall have performed all of its obligations due under such Tenant Lease immediately prior to such Applicable Closing Date. The security deposits listed on Schedule 3.6(a) constitute all of the security deposits held by Sellers under the Tenant Leases, and the amounts thereof shown on Schedule 3.6(a) are true and correct as of the date of this Agreement.
     (b) The Mortgage Assignments collectively shall reference all of the Mortgage Loan Documents and, except for the documents referenced therein, there shall be no other material documents and instruments governing the Mortgage Loans to which a Seller is a party. Each Mortgage Loan Document is a valid agreement in full force and effect on the date hereof. There is no present default on the part of the applicable Seller or, to Sellers’ Knowledge, any other party thereto, under the Mortgage Loan Documents, and, to Sellers’ Knowledge, no present condition or state of facts which, with the giving of notice or the passage of time, or both, would constitute a default by either such applicable Seller or any other party to a Mortgage Loan Document.
     3.7 Sellers’ Representatives. The individuals constituting the Sellers’ Representatives are the officers, directors or employees of Sellers most likely to have to have actual knowledge of the matters described in this Agreement.
     3.8 Real Property.
     (a) Sellers have received no written notice that any Government having the power of eminent domain has commenced or presently intends to exercise the power of eminent domain or a similar power with respect to any part of the Land or an Encumbered Property.
     (b) Except as disclosed in annual licensure surveys relating to the Facilities, the Encumbered Properties or the Greensville Premises, Sellers have received no written notice from any Government alleging that the Land, an Encumbered Property, the Greensville Premises or the uses conducted thereon, violate any regulations of any Government having jurisdiction thereover.
     (c) To Sellers’ Knowledge, no work for municipal improvements has been commenced on or in connection with any part of the Land, an Encumbered Property or any street adjacent thereto. Sellers have received no written notice from any Government requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with any part of the Land or an Encumbered Property that has not been satisfied.
     (d) Sellers have received no written notice from any party alleging or charging that any part of the Land or an Encumbered Property is not in compliance with Environmental Laws.

There are no presently pending, or, to Sellers’ Knowledge, threatened Actions or Orders against or involving Sellers and relating to any alleged past or ongoing violation of any Environmental Laws with respect to any part of the Land or an Encumbered Property, nor, to Sellers’ Knowledge, is a Seller subject to any liability for any such past or ongoing violation.
     (e) To Sellers’ Knowledge, Sellers hereby represent to Purchaser as follows: (i) each of the Properties has available to its boundaries adequate utilities (including water supply, storm and sanitary sewage facilities, telephone, gas, electricity and fire protection) required to operate it as contemplated under the applicable Tenant Lease or Mortgage Loan Document; (ii) the Improvements on each parcel of Land, and the improvements on each Encumbered Property, have been constructed in a good, workmanlike and substantial manner, free from material defects and in accordance with all applicable Laws where the failure to comply therewith would have a Material Adverse Effect on the applicable Property or any party under any applicable Tenant Lease or Mortgage Loan Document; (iii) each Facility and Encumbered Property and its operation and use (including all boundary line adjustments) are properly and fully zoned and comply with all applicable subdivision and other Laws, and other applicable use or maintenance requirements; (iv) except as set forth in Schedule 3.8 hereto, neither the zoning nor any other right to construct upon or to use any of the Properties is to any extent dependent upon or related to any other real estate (except as disclosed in the applicable public real estate records for such Property) or the improvement thereof or payment of any fees therefor; and (v) there are no soil conditions adversely affecting any of the Properties.
     3.9 Property Taxes. All Property Taxes relating to the Land and Improvements are the obligation of, and are payable by, the Tenants under the Tenant Leases, including any Property Taxes resulting from or arising in connection with any reappraisal, reassessment or increase in such Property Taxes resulting from or occurring after any Closing Date.
     3.10 Financial and Other Information. To Sellers’ Knowledge, the schedules and other materials concerning the Assets that accompanied the letter from James C. (Kris) Douglas to Purchaser dated April 19, 2007, do not contain any untrue statement of a material fact with respect to Sellers or the Assets or omit to state a material fact with respect to Sellers or the Assets required to be stated therein in order to make such materials not materially misleading.
ARTICLE IV
COVENANTS OF SELLERS
     4.1 Performance. Each Seller shall, until immediately prior to the Applicable Closing Date for an Asset, continue to faithfully and diligently perform each and every continuing obligation of such Seller under the Greensville Lease and each Tenant Lease or Mortgage Loan Document applicable to such Asset to which such Seller is a party. From the date of this Agreement and until the Applicable Closing Date for an Asset, no Seller, without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, shall cancel or terminate or consent to or accept any cancellation or termination of the Greensville Lease or any Tenant Lease or Mortgage Loan Document relating thereto or amend or otherwise modify any of its terms or waive any breach of any of its terms or provisions or take any other action in connection with such Greensville Lease, Tenant Lease or Mortgage Loan

Document that would impair the interests or rights of such Seller to be sold, transferred and assigned to Purchaser with respect to such Asset.
     4.2 Transfer of Permits. Sellers shall use commercially reasonable efforts to assist Purchaser with the assumption, transfer or reissuance of any licenses, permits or approvals required for the operation of the Facilities; provided, however, that Sellers shall not incur any cost, expense or liability in connection with such efforts or in connection with the assumption, transfer or reissuance of any such licenses, permits or approvals.
     4.3 Reporting Requirements. Through the Applicable Closing Date for an Asset, Sellers shall furnish to Purchaser:
     (a) Promptly after the occurrence, or failure to occur, of any such event, information with respect to any event that has caused a Material Adverse Effect and is within Sellers’ Knowledge; and
     (b) Promptly after the commencement of each such matter, notice of all Actions, Orders or other directives affecting an Asset that, if adversely determined, could reasonably be expected to cause a Material Adverse Effect and are within Sellers’ Knowledge.
     4.4 Cooperation. Insofar as such conditions are within their reasonable control or influence, Sellers shall use commercially reasonable efforts to cause the conditions set forth in Section 7.3 hereof to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby, including obtaining the Consents. Sellers shall bear any expenses associated with obtaining the Consents; provided, however, that no Seller shall be required to make any payment to any party (other than reimbursement of expenses), guarantee any obligation or remain liable for the payment thereof following the Applicable Closing Date, or agree to any concessions or amendments to other contracts, leases or arrangements with such party in order to obtain any such Consent or other consent or approval.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Sellers as follows:
     5.1 Organization, Corporate Power and Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and in each other jurisdiction in which it is lawfully required to qualify to conduct business. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements, documents and certificates contemplated to be executed and delivered by Purchaser pursuant to this Agreement.
     5.2 Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements, documents and certificates contemplated to be executed and delivered by Purchaser pursuant to this Agreement have been duly authorized by all corporate action required by law.

     5.3 Non-Contravention. The execution and delivery of this Agreement and the other agreements, documents and certificates contemplated to be executed and delivered by Purchaser pursuant to this Agreement do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby shall not, violate any provision of its articles of incorporation or bylaws.
     5.4 Validity. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors’ rights. The Escrow Agreement and each Lease Assignment, Mortgage Assignment, General Assignment, Mortgage Assumption Agreement and other agreement, document and certificate to be executed and delivered by Purchaser hereunder shall, when so executed and delivered in accordance with this Agreement, constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors’ rights.
     5.5 Litigation. Purchaser is not a party to or subject to any judgment, decree or order entered in any lawsuit or proceeding brought by any Government or other party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.
     5.6 AS IS, WHERE IS. Purchaser acknowledges, represents and warrants that any information supplied or made available by Sellers, whether written or oral or in the form of maps, surveys, plats, environmental reports, engineering studies, inspection reports, plans, specifications or any other information whatsoever, without exception, pertaining to the Assets, any and all records, rent rolls and other documents pertaining to the use or occupancy of the Facilities, the Encumbered Properties, the Greensville Premises or any portion of any thereof, the income thereof, the costs and expenses of the maintenance thereof, and any and all other matters concerning the condition, suitability, integrity, marketability, compliance with Laws or other attributes of the Assets or the Encumbered Properties or any part thereof, has been furnished to Purchaser solely to assist in Purchaser’s review and investigation of the Assets. Further, Purchaser acknowledges that, as of the Applicable Closing Date for an Asset, Purchaser will be familiar with such Asset and will have made all such independent investigations as Purchaser deems necessary or appropriate concerning such Asset. AS SUCH, THE ASSETS ARE SOLD BY SELLERS, AND ARE HEREBY ACCEPTED BY PURCHASER, AS IS, WHERE IS AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN. PURCHASER HEREBY UNCONDITIONALLY WAIVES AND EXCLUDES, AND SELLERS DISCLAIM, ALL REPRESENTATIONS AND WARRANTIES (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS HEREIN), INCLUDING ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES AS TO: (i) THE CONDITION OF THE FACILITIES, THE ENCUMBERED PROPERTIES, THE GREENSVILLE LEASE, THE GREENSVILLE PREMISES, THE MORTGAGE LOANS OR

ANY ASPECT OF ANY THEREOF, INCLUDING ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES RELATED TO SUITABILITY FOR HABITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE; (ii) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE FACILITIES, THE ENCUMBERED PROPERTIES OR THE GREENSVILLE PREMISES; (iii) THE QUALITY OF THE LABOR OR MATERIALS INCLUDED IN THE FACILITIES, THE ENCUMBERED PROPERTIES OR THE GREENSVILLE PREMISES; (iv) THE SOIL CONDITIONS, DRAINAGE, TOPOGRAPHICAL FEATURES OR OTHER CONDITIONS OF THE FACILITIES, THE ENCUMBERED PROPERTIES OR THE GREENSVILLE PREMISES OR WHICH AFFECT ANY THEREOF; (v) ANY FEATURES OR CONDITIONS AT OR WHICH AFFECT THE ASSETS, THE ENCUMBERED PROPERTIES OR THE GREENSVILLE PREMISES WITH RESPECT TO ANY PARTICULAR PURPOSE, USE, DEVELOPMENTAL POTENTIAL, CASH FLOW OR OTHERWISE; (vi) ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF ANY OF THE FACILITIES, THE ENCUMBERED PROPERTIES, THE GREENSVILLE PREMISES OR THE MORTGAGE LOANS; (vii) ANY ENVIRONMENTAL, GEOLOGICAL, METEOROLOGICAL, STRUCTURAL OR OTHER CONDITION OR HAZARD OR THE ABSENCE THEREOF HERETOFORE, NOW OR HEREAFTER AFFECTING IN ANY MANNER ANY OF THE FACILITIES, THE ENCUMBERED PROPERTIES OR THE GREENSVILLE PREMISES; (viii) CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE; (ix) PRODUCT LIABILITY CLAIMS IN ANY MANNER RELATED TO ANY OF THE ASSETS, THE GREENSVILLE LEASE OR THE GREENSVILLE PREMISES; AND (x) ALL OTHER EXPRESS OR IMPLIED WARRANTIES AND REPRESENTATIONS BY SELLERS WHATSOEVER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS HEREIN).
ARTICLE VI
COVENANTS OF PURCHASER
     6.1 Purchaser Performance. After the Applicable Closing Date for an Asset, Purchaser shall promptly pay as they become due and otherwise perform all obligations of Sellers under the Assumed Liabilities relating to such Asset and otherwise perform and fulfill all other obligations with respect to such Asset relating to the period on and after such Applicable Closing Date.
     6.2 Confidentiality. For purposes of this Agreement, the “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated November 9, 2006, by and between HR and Purchaser. Purchaser hereby agrees that any information, documents, financial records, architectural and construction plans or other materials provided to Purchaser pursuant to this Agreement shall be deemed to be “Confidential Information” as defined in the Confidentiality Agreement and shall be subject to the terms and conditions of the Confidentiality Agreement.

     6.3 Transfer Application and Other Filings and Notices. Purchaser agrees to complete and submit, within fifteen (15) Business Days after the Effective Date and subject to receipt of the applicable mortgagee acknowledgment and consent required in connection therewith, the Transfer Application and any related documentation, together with any fees and associated costs required by HUD. Purchaser shall use its best efforts to satisfy all terms of the Preliminary Approval, including the recordation and submission to HUD of any final approval documentation as required by the Preliminary Approval, within thirty (30) days after receipt of the Preliminary Approval.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Title Examination. Sellers shall cause Title Company to issue title insurance commitments with respect to the Facilities (the “Title Commitments”) pursuant to which Title Company shall agree to issue, at the Applicable Closing Dates for the Facilities described therein, to Purchaser or its permitted assignee, owner’s policies of title insurance (the “Owner’s Title Policies”) on American Land Title Association Form 1970B (or, in the event such form is not available in a state in which a Facility is located, such other title insurance policy form that is available and most reasonably comparable thereto) without Standard Exceptions (other than for any parties in possession under Tenant Leases and for the rights of residents of the Facilities), with such endorsements as Purchaser shall reasonably require, and in an amount for each such Facility as reasonably agreed by Sellers and Purchaser and otherwise in form and substance reasonably acceptable to Sellers and Purchaser. The Owner’s Title Policies shall insure Purchaser or its permitted assignee that, upon consummation of the purchase and sale of the Facilities as described therein, Purchaser or its permitted assignee shall be vested with marketable and insurable title to such Facility, subject only to the exclusions from and exceptions to coverage as set forth in such Owner’s Title Policies. Purchaser shall be responsible for obtaining such revisions and updates of the Title Commitments and the Surveys as Purchaser shall reasonably require.
     7.2 Purchaser’s Conditions. Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions:
     (a) All representations and warranties of Sellers in this Agreement shall be true in all material respects with respect to an Asset on and as of the Applicable Closing Date for such Asset;
     (b) Any supplement to the Disclosure Memorandum delivered by Sellers prior to the Applicable Closing for an Asset shall not reflect a Material Adverse Effect, collectively, with respect to the Assets to be transferred and conveyed at such Applicable Closing;
     (c) Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement with respect to an Asset which are to be performed or complied with by Sellers prior to or on the Applicable Closing Date for such Asset;
     (d) Sellers shall have obtained and delivered to Purchaser the Consents as to the Tenant Leases to be transferred and assigned to Purchaser on the Applicable Closing Date;

     (e) No Order shall then exist that enjoins or prevents the consummation of any of the transactions contemplated hereby;
     (f) Sellers shall have delivered the items required by Section 2.4(a) hereof;
     (g) With respect to the Interim Closing only, the Epic Lease Amendment shall have been fully executed and Purchaser shall have received confirmation, reasonably acceptable to Purchaser, that the full execution of the Epic Lease Amendment will resolve pending issues with the appropriate agency or department of the Commonwealth of Virginia with respect to reimbursement payments from such agency or department relating to the Facilities that are subject to the Epic Lease Amendment.
     In the event that any of the conditions set forth in this Section 7.2 is not satisfied, in the reasonable judgment of Purchaser, prior to the Applicable Closing Date, Purchaser shall have the option either (x) to waive such unsatisfied condition and proceed in accordance with the terms of this Agreement, or (y) to terminate this Agreement with respect to any Closing that has not occurred as of the date of such termination.
     7.3 Sellers’ Conditions. The obligations of Sellers hereunder are subject to satisfaction of each of the following conditions:
     (a) All representations and warranties of Purchaser in this Agreement shall be true on and as of each Closing Date, and Purchaser shall have delivered to Sellers a certificate to such effect dated as of each Closing Date;
     (b) Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on each Closing Date;
     (c) Sellers shall have obtained all consents and approvals required to sell, transfer and assign an Asset on the Applicable Closing Date for such Asset, including, as to the Tenant Leases and the Greensville Lease, the Consents;
     (d) No Order shall then exist that enjoins or prevents the consummation of any of the transactions contemplated hereby;
     (e) Purchaser shall have delivered the items required by Section 2.4(b) hereof; and
     (f) With respect to the Second Closing only, the Interim Closing shall have occurred.
In the event that any of the conditions set forth in this Section 7.3 is not satisfied, in the reasonable judgment of Sellers prior to a Closing Date, Sellers shall have the option either (x) to waive such unsatisfied condition and proceed in accordance with the terms of this Agreement, or (y) to terminate this Agreement with respect to any Closing that has not occurred as of the date of such termination.

     7.4 South Carolina Facilities. Notwithstanding anything to the contrary set forth in this Agreement, the Closing of the transactions contemplated under this Agreement with respect to the BayView Facility is expressly conditioned upon receipt of the Preliminary Approval of the Transfer Application and supporting documents submitted to HUD. No transfer of any interest in the BayView Facility under this Agreement shall be effective prior to receipt of the Preliminary Approval. Purchaser will not take possession of the BayView Facility nor assume benefits of project ownership prior to receipt of the Preliminary Approval. Purchaser, and its successors and/or assigns, shall have no right upon any breach by Sellers hereunder to seek damages, directly or indirectly, from the BayView Facility, including from any assets, rents, issues or profits thereof, and Purchaser shall have no right to effect a lien upon the BayView Facility or the assets, rent, issues or profits thereof. This Section 7.4 is not waivable by either Purchaser or Sellers except through the termination of the HUD Mortgage, which termination shall act to remove the BayView Facility from the conditions expressed in this Section 7.4. Sellers and Purchaser acknowledge and agree that, as of the Effective Date, (i) the Conway Facility is also subject to a mortgage or deed of trust lien that secures a mortgage indebtedness in favor of PFC Corporation which is insured by HUD pursuant to the National Housing Act, and (ii) prior to the Second Closing, the applicable Seller of the Conway Facility shall prepay and retire the mortgage indebtedness secured by such mortgage or deed of trust lien against the Conway Facility.
ARTICLE VIII
INDEMNIFICATION
     8.1 Purchaser’s Claims.
     (a) From and after the First Closing, Sellers shall indemnify, defend and hold Purchaser harmless from and against any costs (including reasonable attorneys’ fees and court costs and costs of investigation), losses, damages, liabilities or expenses incurred by Purchaser as a result of:
          (i) The breach of any of Sellers’ representations and warranties made in this Agreement;
          (ii) The non-fulfillment of any covenant, agreement or obligation to be performed by Sellers under or pursuant to this Agreement or any of the other agreements, documents and instruments executed and delivered pursuant to this Agreement;
          (iii) Any litigation, proceedings, controversies or claims relating to an Asset and arising from, in connection with or incident to any occurrence prior to the Applicable Closing Date for such Asset and relating to the Asset (other than any such litigation, proceedings controversies or claims arising or resulting from the acts or omissions of Purchaser or any of Purchaser’s Designees); and
          (iv) Any and all obligations or liabilities of Sellers that are not part of the Assumed Liabilities.

     (b) Sellers shall indemnify, defend and hold Purchaser harmless from and against any costs (including reasonable attorneys’ fees and court costs and costs of investigation), losses, damages, liabilities or expenses incurred by Purchaser as a result of any claim for brokerage, finder’s fees or other commissions relating to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Sellers or to have rendered services on Sellers’ behalf.
     (c) Sellers shall have no liability for indemnification or otherwise with respect to Section 8.1(a)(i) hereof (except for liability arising under Section 8.1(a)(i) hereof solely as a result of a breach of Section 3.9 hereof) until the aggregate liability of Sellers arising under such Section 8.1(a)(i) exceeds Five Hundred Seventy-Five Thousand and No/100 Dollars ($575,000.00) and then only to the extent that the aggregate liability of Sellers arising thereunder exceeds such amount, subject to the other limitations set forth in this Section 8.1(c). Notwithstanding the foregoing, the aggregate liability of Sellers pursuant to Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv) and 8.1(b) hereof shall not exceed the Purchase Price, and the aggregate liability of Sellers pursuant to Section 8.1(a)(i) hereof shall not exceed an amount equal to ten percent (10%) of the Purchase Price, except that the aggregate liability of Sellers under Section 8.1(a)(i) hereof may increase to an amount not to exceed fifty percent (50%) of the Purchase Price solely as a result of a breach of the representations and warranties of Sellers set forth in Sections 3.6 and 3.10 hereof. The amount of any liability of Sellers under this Section 8.1 shall be computed net of any insurance proceeds received by Purchaser with respect to the matter out of which such liability arose or resulted. Notwithstanding any terms or provisions of this Agreement to the contrary, Purchaser shall be deemed to have waived and released any claim for costs (including reasonable attorneys’ fees and court costs and costs of investigation), losses, damages, liabilities or expenses arising or resulting from the breach of any representation or warranty of Sellers herein to the extent that, prior to the Applicable Closing to which such representation or warranty relates, Purchaser knew, or should have known from information set forth in the Surveys, Title Commitments, environmental reports, appraisals, studies, investigations, searches and materials with respect to Assets or the Greensville Premises provided by Sellers or obtained by Purchaser, that such representation or warranty was incorrect, false or misleading and, despite such knowledge, elected to consummate such Applicable Closing.
     (d) Purchaser shall provide written notice to Sellers of any claim for indemnification under this Section 8.1 within sixty (60) days after the date on which such claim accrues, provided, however, that, as to any claim for indemnification under this Section 8.1 relating to a breach of a representation or warranty of Sellers contained in Article III hereof, Purchaser shall provide written notice to Sellers of such claim on or before the earlier of (i) the date which is sixty (60) days after the date on which Purchaser acquires knowledge of the existence of such claim or (ii) the date on which such representation or warranty expires as provided in Section 8.4(a) hereof.
     8.2 Sellers’ Claims.
     (a) From and after the First Closing, Purchaser shall indemnify, defend and hold Sellers harmless from and against all costs (including reasonable attorneys’ fees and court costs and costs of investigation), losses, damages, liabilities or expenses incurred by Sellers as a result of:
          (i) The breach of any of Purchaser’s representations and warranties made in this Agreement;
          (ii) The non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under or pursuant to this Agreement or any of the other agreements, documents and instruments executed and delivered pursuant to this Agreement;
          (iii) Any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses and court costs) suffered, incurred or sustained by Sellers as a result of, by reason of or in connection with any acts or omissions by or on behalf of Purchaser or Purchaser’s Designees, including the entry by Purchaser or Purchaser’s Designees onto the Land, an Encumbered Property or the Greensville Premises, or the other activities of Purchaser or Purchaser’s Designees with respect to the Assets or the Greensville Premises; and
          (iv) Any litigation, proceedings, controversies or claims relating to an Asset or the Greensville Premises and arising from, in connection with or incident to any occurrence on or subsequent to the Applicable Closing Date for such Asset or the Greensville Premises and relating thereto.
     (b) Purchaser shall indemnify, defend and hold Sellers harmless from and against all costs (including reasonable attorneys’ fees and court costs and costs of investigation), losses, damages, liabilities or expenses incurred by Sellers as a result of any claim for brokerage, finder’s fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Purchaser or to have rendered services on Purchaser’s behalf.
     (c) Notwithstanding the foregoing, the aggregate liability of Purchaser pursuant to Section 8.2(a) and Section 8.2(b) hereof shall not exceed an amount equal to ten percent (10%) of the Purchase Price. In addition, Purchaser shall have no liability for indemnification or otherwise with respect to Section 8.2(a)(i) hereof until the aggregate liability of Purchaser arising or resulting therefrom exceeds Five Hundred Seventy-Five Thousand and No/100 Dollars ($575,000.00) and then only to the extent that the aggregate liability of Purchaser therefrom exceeds such amount. The amount of any liability of Purchaser under this Section 8.2 shall be computed net of any insurance proceeds received by Sellers with respect to the matter out of which such liability arose or resulted. Notwithstanding any terms or provisions of this Agreement to the contrary, Sellers shall be deemed to have waived and released any claim for costs (including reasonable attorneys’ fees and court costs and costs of investigation), losses, damages, liabilities or expenses arising or resulting from the breach of any representation or warranty of Purchaser herein to the extent that, prior to the Applicable Closing to which such representation or warranty relates, Sellers knew, or should have known from information set forth in the Surveys, Title Commitments, environmental reports, appraisals, studies, investigations, searches and materials with respect to Assets or the Greensville Premises provided by Sellers or obtained by Purchaser and supplied to Sellers, that such representation or warranty was incorrect, false or misleading and, despite such knowledge, elected to consummate such Applicable Closing.
     (d) Sellers shall provide written notice to Purchaser of any claim for indemnification under this Section 8.2 within sixty (60) days after the date on which such claim accrues, provided, however, that, as to any claim for indemnification under this Section 8.2 relating to a breach of a representation or warranty of Purchaser, Sellers shall provide written notice to Purchaser of such claim on or before the earlier of (i) the date which is sixty (60) days after the date on which Sellers acquire knowledge of the existence of such claim or (ii) the date on which such representation or warranty expires as provided in Section 8.4(b) hereof.
     8.3 Defense of Third Party Claims.
     (a) In the event of any claim by a Person not a Party to this Agreement with respect to any matter to which Sections 8.1 or 8.2 hereof relates, the indemnified party, after not less than thirty (30) days’ written notice to the indemnifying party containing the terms of the proposed settlement, may make settlement of such claim, and such settlement shall be binding on the Parties hereto for the purposes of this Section 8.3; provided, however, that, if within such thirty (30) day period, the indemnifying party shall have requested the indemnified party to contest any such claim at the expense of the indemnifying party, the indemnified party shall promptly comply, and the indemnifying party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing. The indemnified party also shall have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the indemnifying party may settle in its own discretion at its sole expense so long as any such settlement provides for a complete release and discharge of the indemnified party and does not impose any liabilities or obligations on the indemnified party. Any payment or settlement made by the indemnifying party in such contest, together with the total expense thereof, shall be binding on the indemnified party and the indemnifying party for the purposes of this Section 8.3.
     (b) In the event that any litigation, proceeding, controversy, claim or other matter is initiated by a third party against Purchaser or a Seller, and Purchaser or Sellers, as the case may be, are obligated or potentially obligated to indemnify, defend and hold the other harmless under this Article VIII, the indemnified or potentially indemnified party will reasonably cooperate with the indemnifying or potentially indemnifying party with respect to the investigation and defense of such litigation, proceeding, controversy or claim or other matter.

     8.4 Survival of Representations and Warranties.
     (a) The representations and warranties of Sellers contained in this Agreement, the Disclosure Memorandum or any certificate delivered by or on behalf of Sellers pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect for the periods specified below:
          (i) the representations and warranties of Sellers contained in Section 3.5, 3.6, 3.7, 3.8 and 3.10 hereof shall continue in force and effect with respect to an Asset for a period of eighteen (18) months after the Applicable Closing Date for such Asset;
          (ii) the representations and warranties of Sellers contained in Sections 3.1, 3.2, 3.3 and 3.4 hereof shall continue in force and effect for a period of eighteen (18) months after the earlier of (A) the last Closing to occur or (B) the prior termination of this Agreement; and
          (iii) the representations and warranties of Sellers contained in Section 3.9 hereof with respect to a Facility shall continue in force and effect for a period of fifty-one (51) months after the Applicable Closing Date for such Facility.
     (b) The representations and warranties of Purchaser contained in this Agreement or any certificate delivered by or on behalf of Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for a period of eighteen (18) months after the earlier of the (i) the last Closing to occur or (ii) the prior termination of this Agreement.
     (c) Purchaser may not assert any claim against Sellers for breach of any covenant contained in Article IV hereof and all such claims shall be deemed to be waived with respect to an Asset on the Applicable Closing Date for such Asset.
ARTICLE IX
TERMINATION
     9.1 Termination.
     (a) This Agreement may be terminated as follows:
          (i) At any time by the mutual consent of Sellers and Purchaser;
          (ii) By Purchaser pursuant to Section 7.2 hereof because of the failure of any condition set forth in Section 7.2 hereof;
          (iii) By Purchaser if Sellers fails to comply with their obligations under this Agreement;

          (iv) By Sellers pursuant to Section 7.3 hereof because of the failure of any condition set forth in Sections 7.3(c) or (d) hereof;
          (v) By Sellers pursuant to Section 7.3 hereof because of the failure of any condition set forth in Sections 7.3(a), (b) or (e) hereof;
          (vi) By Sellers if Purchaser fails to comply with its obligations under this Agreement; and
          (vii) By either Sellers or Purchaser, at its sole election, at any time after the Termination Date if all Closings shall not have occurred on or prior to the Termination Date and if the Party electing to so terminate this Agreement is not in default or breach of its obligations hereunder.
     (b) In the event of the termination of this Agreement by Purchaser pursuant to Section 9.1(a) hereof because a Seller shall have failed to perform its obligations hereunder, Purchaser shall have the right to terminate this Agreement by notifying Sellers thereof, in which case Sellers shall reimburse Purchaser for the actual transaction costs and expenses incurred by Purchaser in negotiating this Agreement and conducting Purchaser’s due diligence investigation of the Assets in an amount not to exceed One Million and No/100 Dollars ($1,000,000.00) if such termination is prior to the First Closing Date or in an amount not to exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) if such termination is subsequent to the First Closing Date, whereupon neither Party shall have any further rights or obligations hereunder. In the event of the termination of this Agreement by Sellers pursuant to Section 9.1(a) hereof because Purchaser shall have failed to perform its obligations hereunder, Sellers shall have the right to terminate this Agreement by notifying Purchaser thereof, in which Escrow Holder shall promptly pay the Earnest Money to Sellers, whereupon neither Party shall have any further rights or obligations hereunder. Sellers and Purchaser hereby acknowledge and agree they have included the provisions for the payment of liquidated damages in this Section 9.1(b) because, in the event of a breach by a Party hereunder, the actual damages incurred by the other Parties can reasonably be expected to approximate the amount of liquidated damages called for, and because the actual amount of such damages would be difficult if not impossible accurately to measure.
     (c) Section 2.3, Section 6.2, Article VIII and Sections 11.1, 11.12, 11.15 and 11.16 hereof shall survive each Closing or the earlier termination of this Agreement.
ARTICLE X
CASUALTY AND CONDEMNATION
     10.1 Casualty Before Applicable Closing. In the event of damage to or destruction of all or any portion of a Facility or Encumbered Property by fire or other casualty prior to the Applicable Closing for such Facility or the applicable Mortgage Loan, Sellers shall promptly notify Purchaser. If the Tenant of such damaged Facility (or borrower, with respect to the applicable Mortgage Loan) does not have the right to terminate the Tenant Lease or Mortgage Loan Documents for such affected Asset as a result of such damage or destruction, this Agreement shall remain in full force and effect as to such affected Asset and the applicable Seller shall (i) proceed to enforce the provisions of the Tenant Lease or Mortgage Loan

Documents for such affected Asset, and (ii) if such damage or destruction has not been repaired prior to the Applicable Closing Date for such affected Asset, require Purchaser to take title to such damaged Facility or the applicable Mortgage Loan and the applicable Seller shall assign to Purchaser at the Applicable Closing for such affected Asset all available casualty insurance proceeds to which such Seller is entitled under existing insurance coverages. If the Tenant of such damaged Facility (or borrower, with respect to the applicable Mortgage Loan) has the right to terminate the Tenant Lease or repay the Mortgage Loan as a result of such damage or destruction, Purchaser shall have, as its sole and exclusive remedy, the option to exclude and eliminate such affected Asset from the terms of this Agreement and the applicable Seller and Purchaser shall reasonably determine an equitable adjustment to the Purchase Price to reflect the exclusion of such affected Asset from the terms of this Agreement; provided, however, that this Agreement otherwise shall remain in full force and effect. If Purchaser elects to proceed with the acquisition of a damaged Facility or the applicable Mortgage Loan that Purchaser may eliminate and exclude from the terms of this Agreement pursuant to the immediately preceding sentence, the applicable Seller shall assign to Purchaser at the Applicable Closing for such affected Asset all available casualty insurance proceeds to which such Seller is entitled under existing insurance coverages. If Purchaser proceeds with the acquisition of such affected Asset, the Purchase Price shall not be adjusted.
     10.2 Condemnation Before Applicable Closing. In the event of a condemnation or other exercise of the power of eminent domain with respect to all or any portion of a Facility or Encumbered Property prior to the Applicable Closing for such Facility or the applicable Mortgage Loan, Sellers shall promptly notify Purchaser, and, in the event such condemnation or other exercise of the power of eminent domain shall permit the Tenant of such affected Facility (or borrower, with respect to the applicable Mortgage Loan) to terminate the Tenant Lease or repay the Mortgage Loan for such affected Asset, Purchaser shall have, as its sole and exclusive remedy, the option to exclude and eliminate such affected Facility or Mortgage Loan from the terms of this Agreement and the applicable Seller and Purchaser shall reasonably determine an equitable adjustment to the Purchase Price to reflect the exclusion of such affected Asset from the terms of this Agreement; provided, however, that this Agreement otherwise shall remain in full force and effect. As to any such affected Asset sold and transferred to Purchaser, the applicable Seller shall assign to Purchaser at the Applicable Closing for such affected Asset its right to any award resulting from such condemnation or other exercise of the power of eminent domain. If Purchaser proceeds with the acquisition of such affected Asset, the Purchase Price shall not be adjusted.

ARTICLE XI
MISCELLANEOUS
     11.1 Expenses.
     (a) Each Party shall pay its own legal, accounting and similar expenses incidental to the preparation of this Agreement, the implementation of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.
     (b) Sellers shall pay all costs of obtaining the Title Commitments and the Owner’s Title Policies (without endorsements thereto or affirmative coverages thereunder). Purchaser shall pay all costs of obtaining endorsements to and affirmative coverages under the Title Policies, the Surveys and all transfer, intangible, recording taxes and other fees with respect to the transfer of the Assets.
     (c) Purchaser shall pay all costs of obtaining all surveys, environmental investigations, studies, reports and all other costs of any investigation of the Assets by Purchaser and one-half of any escrow fee charged by Title Company.
     (d) Purchaser shall pay any costs and expenses incurred in connection with the satisfaction of and compliance with the Governmental Requirements and the cost of obtaining other licenses, permits or approvals.
     (e) Sellers shall pay the costs of obtaining any Consents, subject to Section 4.6 hereof, and one-half of any escrow fee charged by Title Company.
     (f) At the Closing, Purchaser shall be entitled to a credit against the Purchase Price in the amount of Sixty-Two Thousand Nine Hundred Sixty-Five and No/100 Dollars ($62,965.00) as a partial reimbursement for due diligence investigation costs incurred by Purchaser.
     11.2 Contents of Agreement; Parties in Interest; etc. This Agreement and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the transactions contemplated hereby and constitute a complete statement of the terms of such transactions. This Agreement shall not be amended or modified except by written instrument duly executed by all of the Parties. Any previous agreements and understandings between or among the Parties regarding the subject matter hereof (except for the Confidentiality Agreement, which remains in full force and effect as provided herein), whether written or oral, are superseded by this Agreement. No Party has been induced to enter into this Agreement by any statement, representation or warranty of the other Party not set forth in this Agreement, and no Party has relied upon any statement, representation or warranty of the other Party not set forth in this Agreement.
     11.3 Assignment and Binding Effect. Subject to the terms of Section 11.18 hereof, Purchaser shall not have the right to assign its rights hereunder unless Purchaser receives the prior written consent of Sellers to any such assignment, which consent Sellers may grant or without in their sole discretion; provided, however, that, regardless of any assignment by Purchaser of any of its rights hereunder, Purchaser shall remain responsible and liable for the payment and performance of all of its liabilities and obligations as set forth herein. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Sellers and Purchaser.
     11.4 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) delivered by a recognized delivery service taking a receipt upon delivery or (c) sent by facsimile transmission and addressed as follows:

If intended for Sellers:

Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attn: General Counsel
Phone: (615) 269-8175
Facsimile: (615) 463-7739

With a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
211 Commerce Street, Suite 1000
Nashville, Tennessee 37201
Attn: David J. White, Esq.
Phone: (615) 726-5776
Facsimile: (615) 744-5776

If intended for Purchaser:	Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attn: Chief Investment Officer
Phone: (949) 718-4400
Facsimile: (949) 759-6876

With a copy to:	Sherry Meyerhoff Hanson & Crance, LLP
610 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Attn: Kevin L. Sherry, Esq.
Phone: 949-719-2190
Facsimile: 949-719-1212
or at such other address, and to the attention of such other person, as a Party shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient, and, if sent by facsimile transmission, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile transmission was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided, however, that if a notice, request or other communication is delivered or served on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the recipient’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter.
     11.5 Applicable Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Tennessee.
     11.6 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.
     11.7 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.8 Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that, to the extent any Party is advised by legal counsel that it is required by Laws or the rules and regulations of any applicable securities exchange to make such a press release or public announcement, such Party may issue such a release or make such an announcement, the contents of which shall be reasonably satisfactory to the other Parties.
     11.9 Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise by virtue of the authorship of any of the provisions of this Agreement.
     11.10 Time. Time is and shall be of the essence of this Agreement.
     11.11 Days for Performance. If the date for the performance of any obligation or notification hereunder falls upon a day that is not a Business Day, then such date shall be read and construed for all purposes herein to mean the next day which is a Business Day.
     11.12 Delivery of Due Diligence Materials. In the event that Purchaser terminates this Agreement pursuant to Section 9.1(a)(ii) hereof, Purchaser also shall assign, transfer and convey to Sellers all of Purchaser’s right, title and interest in and to all such Surveys, Title Commitments, environmental reports, appraisals, studies and investigations and all other reports, searches, investigations, studies and materials relating to Assets that have not been conveyed and transferred to Purchaser at the time of such termination; provided, however, that, concurrently with the delivery of such items to Sellers, Sellers shall reimburse Purchaser for the actual third-party costs and expenses incurred by Purchaser in obtaining such items; provided, further, however, that the amount of such reimbursement shall not in any event exceed Four Hundred

Thousand and No/100 Dollars ($400,000.00). In addition, Purchaser shall ensure that either (a) all such appraisals, reports, searches, investigations, studies, materials and other documents prepared by or at the request of Purchaser pursuant to this Agreement with respect to the Assets are certified to Sellers, or (b) Purchaser obtains a letter from the preparer of each such appraisal, report, search, investigation, study, material or document that is addressed to Sellers in form and substance reasonably satisfactory to Sellers and stating that each such item is certified to Sellers and Sellers are entitled to rely upon each such item prepared by such preparer as if it were addressed to Sellers.
     11.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together upon full execution, shall constitute one and the same instrument.
     11.14 No Recording. Purchaser shall not record this Agreement or any short form, memorandum or notice thereof in any public or governmental office.
     11.15 Attorneys’ Fees. In the event of any litigation between the Parties under this Agreement, including with respect to the enforcement of any right or provision herein, the prevailing Party, in addition to those damages and other awards given such Party therein, shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.
     11.16 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. PURCHASER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY SELLERS THAT THIS SECTION 11.16 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     11.17 Florida Radon Gas Notification. “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”
     11.18 Exchange Cooperation. Purchaser may wish to use all or part of the Facilities as a part of a like-kind exchange of property with an accommodator or other third party. In connection therewith, Purchaser shall have the right to assign its interest in this Agreement, or to cause title to any of the Facilities to be taken by, the accommodator or other third party participating in such exchange. If Purchaser assigns its interest in this Agreement to effectuate an exchange, Purchaser shall promptly notify Sellers and Sellers shall, at no additional out-of-pocket expense to themselves, reasonably cooperate with Buyer to effectuate such exchange. Purchaser hereby indemnifies and agrees to hold Sellers harmless from and against any additional claims and liabilities arising as a result of Sellers participating in any such exchange. No assignment or designation of an accommodator or other third party participating in such exchange by Purchaser shall relieve or release Purchaser from any of its duties, obligations and liabilities hereunder, and Purchaser shall remain fully liable and responsible for the payment and performance of all of its duties, obligations and liabilities hereunder regardless of any such assignment or designation.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

PURCHASER:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:	/s/ David E. Snyder

Title:	Vice President

Date: April 25, 2007

SELLERS:

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR ACQUISITION I CORPORATION, a Maryland corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR ACQUISITION OF VIRGINIA LIMITED PARTNERSHIP, an Alabama limited partnership

By:	HRT HOLDINGS, INC., a Delaware corporation, as General Partner

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR OF BAY VIEW, INC., an Alabama corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR ACQUISITION OF PENNSYLVANIA, INC., a Pennsylvania Corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR OF CONWAY, INC., an Alabama corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR OF SOUTH CAROLINA, INC., an Alabama corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HRT OF TENNESSEE, INC., a Tennessee corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR OF CALIFORNIA, INC., an Alabama corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

HR ACQUISITION OF ALABAMA, INC., an Alabama corporation

By:	/s/ John Bryant

Title:	Senior Vice President and General Counsel

Date: April 25, 2007

EXHIBITS AND SCHEDULES

Exhibits	Title
A	Form of Bill of Sale

B	Form of Special Warranty Deed

C	Form of Escrow Agreement

D	List of Facilities

E	Form of General Assignment

F	Form of Greensville Assignment

G	Form of Lease Assignment

H	Form of Mortgage Assignment

I	List of Mortgage Loans

J	Form of Seller Guaranty

K	List of Tenant Leases

L	Form of Title Affidavit

M	Epic Lease Amendment

Disclosure Memorandum
Schedule 2.3-1	Allocation of Purchase Price

Schedule 2.3-2	First Closing Assets

Schedule 2.3-3	Second Closing Assets

Schedule 2.3-4	Interim Closing Assets

Schedule 3.6(a)	Defaults Under Tenant Leases and List of Security Deposits

Schedule 3.8	Property Matters

The Company agrees to furnish supplementally copies of exhibits and schedules omitted from this agreement to the Commission upon request.